Exhibit 10.6

NINTH AMENDMENT

THIS NINTH AMENDMENT (the “Amendment”) is made and entered into as of April 21, 2014, by and between LJ GATEWAY OFFICE LLC, a Delaware limited liability company (“Landlord”) and LlTHERA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to California Diversified LLC, a Delaware limited liability company and as successor in interest to WW&LJ Gateways, LTD., a California limited partnership) and Tenant (formerly known as Lipothera, Inc., a Delaware corporation) are parties to that certain lease dated July 3, 2008, which lease has been previously amended by a First Amendment dated February 6, 2009, a Second Amendment dated February 16, 2010, a Third Amendment dated February 1, 2011, a Fourth Amendment dated April 20, 2011, a Fifth Amendment dated April 10, 2012, a Sixth Amendment dated October 31, 2012, a Seventh Amendment dated April 30, 2013 and an Eighth Amendment dated November 8, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 6,119 rentable square feet (the “Premises”) described as Suite Nos. 400 and 450 on the 4th floor of the building located at 9191 Towne Centre Drive, San Diego, California (the “Building”).

B.	The Lease by its terms shall expire on June 30, 2014 (“Seventh Prior Extended Expiration Date”), and the parties desire to extend the Term of the Lease all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Extension. The Term of the Lease is hereby extended and shall expire on December 31, 2014 (“Seventh Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Seventh Prior Extended Expiration Date (“Seventh Extension Date”) and ending on the Seventh Extended Expiration Date shall be referred to herein as the “Seventh Extended Term”.

II.	Basic Rent. As of the Seventh Extension Date and continuing through the Seventh Extended Term, the schedule of Basic Rent payable with respect to the Premises is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
7/1/14 - 12/31/14	$2.85	$17,439.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Building Costs and Property Taxes. Effective as of the Seventh Extension Date, Tenant shall be obligated to pay Tenant’s proportionate share of Building Costs, and Property Taxes accruing in connection with Premises in accordance with the terms of the Lease (as amended) through the Seventh Extended Term.

IV.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

V.	Improvements.

A.	Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 7.3 of the Lease.

VI.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.

Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” during the Seventh Extended Term, Landlord shall continue to lease to Tenant, and Tenant shall continue to lease from Landlord, 20 unreserved parking passes (the “Unreserved Parking Passes”) at the rate of $50.00 per unreserved pass, per month. Subject to Landlord availability, Tenant may convert up to 3 of the Unreserved Parking Passes to reserved parking passes (the “Reserved Parking Passes”) at the rate of

$80.00 per reserved parking pass, per month upon prior written notice to Landlord. The Reserved Parking Passes shall be at a mutually approved location. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time.

B.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

LJ GATEWAY OFFICE LLC,		LITHERA, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ George Mahaffey
	Steven M. Case	Printed Name:	George Mahaffey
	Executive Vice President	Title:	President & CEO
Office Properties

By:	/s/ Michael T. Bennett	By:	/s/ Susan A. Knudson
	Michael T. Bennett	Printed Name:	Susan A. Knudson
	Senior Vice President, Operations	Title:	VP Finance & Admin
Office Properties

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